Exhibit 1.A.(5)(g)

                             Disability Waiver Rider


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                 TRANSAMERICA OCCIDENTAL LIFE INSURANCE COMPANY
                                (A STOCK COMPANY)

                      Home Office: Los Angeles, California
                   Administrative Office: Clearwater, Florida

                             DISABILITY WAIVER RIDER

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IN THIS RIDER, the Insured is named on Page 4 of the Policy. The Insured will be referred to as YOU or YOUR. Transamerica Occidental Life Insurance Company will be referred to as WE, OUR or US.

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BENEFIT                          We will waive the monthly deductions for this
                                 Policy when We receive due proof that Your total disability has existed continuously for at least six months, as provided in this Rider. No monthly deduction will be waived which falls due more than one year prior to receipt at Our Office of written notice of claim.

TOTAL DISABILITY Total disability means Your complete inability, because of bodily injury or disease, to engage in any gainful occupation for which You are qualified by education, training or experience. Such bodily injury must occur or disease must first manifest itself after the date this Rider is signed by Us.

                                 We will also recognize as total disability Your complete and irrecoverable loss of any one of the following:

                                 1.       sight of both eyes;
                                 2.       use of both hands or both feet; or
                                 3.       use of one hand and one foot.

RISKS NOT COVERED                We will not waive premiums if Your total
                                 disability results from:

                                 1.      intentionally self-inflicted bodily
                                         injury; or
                                 2. service in the military or naval forces of any country when such country is engaged in war, whether declared or not; or
                                 3. bodily injury sustained while in or on, or in consequence of having been in or on any device for aerial navigation, or in descending from or with, or while adjusting, operating or handling any such device. This restriction does not apply while actually riding as a fare-paying passenger in an aircraft operated on regular schedule by an incorporated passenger carrier over its established air route.

CONSIDERATION                    This Rider is issued in consideration of:

                                 1.       the application for this Rider; and
                                 2.       the payment of the Initial Premium.

NOTICE OF CLAIM                  Before We waive any monthly deductions, We must
                                 receive written notice of claim at Our Office.
                                 Notice must be received by Us while total disability continues and while You are still alive, or as soon as reasonably possible.

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PROOF OF DISABILITY              Before We waive any monthly deductions, We must
                                 receive proof that Your total disability has existed continuously for at least six months.

                                 We may require proof at reasonable intervals that total disability continues. After total disability has continued for two consecutive years We will not require such proof more than once a year. We may require Your physical examination at Our expense by a physician of Our choice as part of any proof of total disability. We will not waive any further monthly deductions if proof is not furnished as required.

RECOVERY FROM DISABILITY         If and when You recover from total disability,
                                 no further monthly deductions will be waived for that period of disability.

TERMINATION                      This Rider will terminate on the earliest of:

                                 1.      the Anniversary nearest Your 60th
                                         birthday, except in respect to benefits
                                         accruing during the continuance of any
                                         then existing total disability of which
                                         We received due proof of as set forth
                                         above; or
                                 2.      the date this Policy terminates; or
                                 3. the Monthiversary on which this Rider is terminated on written request by the Owner.

GENERAL This Rider is part of the Policy. It is subject to all the terms of this Rider and the Policy. This Rider has no cash value.

                                 The monthly deduction for this Rider, for the
                                 first policy month, is shown on Page 4 of the
                                 Policy. Monthly deductions after the first
                                 policy month will equal the Waiver Factor per
                                 unit at risk shown on Page 4 times the number
                                 of units at risk at the beginning of each month
                                 for each coverage In Force.
EFFECTIVE DATE                   This Rider becomes effective on the same date
                                 as the Policy unless a later date is shown here.

                 TRANSAMERICA OCCIDENTAL LIFE INSURANCE COMPANY

                              /s/ JAMES W. DEDERER
                                    Secretary